Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-8 for the Citizens First Bancorp, Inc. Employee Stock Purchase Plan (Registration No. 333-149470), Citizens First Savings Bank 401 (K) Plan (Registration No. 333-74218), Citizens First Bancorp, Inc. 2001 Stock-Based Incentive Plan (Registration No. 333-98199) and Citizens First Bancorp, Inc. Management Restricted Stock Purchase Plan (Registration Nos. 333-100516 and 333-122417) and in the Registration Statement on Form S-3 for the Citizens First Bancorp, Inc. Dividend Reinvestment and Optional Cash Purchase Plan (Registration No. 333-115896) of our reports dated April 15, 2009 relating to the consolidated financial statements and the effectiveness of Citizens First Bancorp, Inc.’s internal control over financial reporting, which appear in this annual report on Form 10-K.

Grand Rapids, Michigan
April 15, 2009

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